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                                                                   Exhibit 10.12

                             COKE PURCHASE AGREEMENT

                                 By and Between

                          Haverhill North Coke Company,

                                       and

                                 WCI Steel, Inc.

                             DATED NOVEMBER 21, 2006

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                             COKE PURCHASE AGREEMENT

     THIS COKE PURCHASE AGREEMENT dated as of November 21, 2006 (the "Effective Date"), is made by and between Haverhill North Coke Company, a Delaware corporation ("Seller"), and WCI Steel, Inc., a Delaware corporation ("Purchaser").

     For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                    Definitions; Coke Plants; Seller's Notice

1.1 Definitions. The definitions of certain capitalized terms used in this Agreement are contained in the attached Appendix A.

1.2 Phase I and Phase II Plants.

     (a) Seller has constructed a one hundred oven metallurgical coke making plant and related facilities and equipment located at Haverhill (Franklin Furnace), Ohio (the "Site") owned and operated by Seller based upon heat recovery technology that is proprietary to Seller and its Affiliates (hereinafter referred to as the "Phase I Plant"). The Phase I Plant is designed to produce approximately 550,000 Tons of blast furnace coke per year based upon the processing of the Base Case Coal Blend into blast furnace coke. The Phase I Plant does not produce electrical power.

     (b) Seller is to develop an additional one hundred oven metallurgical coke making plant (the "Phase II Plant") and an associated Cogeneration Plant at the Site utilizing such proprietary technology. The Phase II Plant is designed to produce approximately 550,000 Tons of blast furnace coke per year based upon the processing of the Base Case Coal Blend into blast furnace coke, and will produce electrical power by utilizing the flue gas generated from the coke plant portion of the Phase II Plant.

1.3 Seller's Notice. Within three (3) business days following the commencement of the construction of physical improvements in respect of the Phase II Plant, Seller will provide Purchaser with Written notice thereof. Thereafter, Seller will provide Purchaser with Written reports in respect of the progress of the construction of the Phase II Plant not less than once per quarter through the commencement of the Initial Operating Period.

                                   ARTICLE II
                                      Term

The term of this Agreement ("Term") shall commence on the Effective Date and, subject to earlier termination in accordance with this Agreement, shall continue in effect for fifteen (15) Contract Years. Upon the conclusion of such fifteen
(15) Contract Years, this Agreement shall expire automatically.


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                                   ARTICLE III
                        Contract Price and Payment Terms

3.1 Contract Price. During the Initial Operating Period, and for the balance of the Initial Year, the "Contract Price" means the sum of (x) the Fixed Price Component, (y) the Initial O&M Component, and (z) the Coal Cost Component. During each Contract Year, the "Contract Price" means the sum of (A) the Fixed Price Component, (B) subject to Sections 3.3(c) and 3.3(e), the Forecasted O&M Component, and (C) the Coal Cost Component.

3.2 Fixed Price Component. The "Fixed Price Component" is $[*****](1) per Ton of Coke.

3.3 O&M Component.

     (a) During the Initial Year, the O&M Component is $[*****] per Ton of Coke (the "Initial O&M Component"). Provided, however, if the Initial Year expires as of December 31, 2008, then notwithstanding Section 3.3(b), the O&M Component in respect of the first Contract Year (namely, from January 1, 2009 through December 31, 2009) will be $[*****] per Ton of Coke (the "Guaranteed O&M Component").

     (b) Subject to the Guaranteed O&M Component, at least sixty (60) calendar days prior to the commencement of each Contract Year following the Initial Year, Seller will prepare a good faith forecast (the "Forecast") that sets forth in reasonable detail the O&M Expenses in respect of the Coke Plants and the Cogeneration Plant for the next ensuing Contract Year. Such Forecast shall be based upon (i) historic operations and maintenance history at other domestic coke making facilities that utilize Sun Coke Company's proprietary heat recovery coke making technology; (ii) historic operations and maintenance history at the Coke Plants and the Cogeneration Plant; (iii) subject to Article VIII, compliance with Governmental Requirements in respect of the Coke Plants and the Cogeneration Plant, including (without limitation) Government Mandated Additional Expenses; (iv) property taxes in respect of the Coke Plants; (v) the Coke Plants Targeted Coke Production in respect of the Coal Blend(s) to be utilized during such Contract Year; (vi) labor expenses in respect of the Coke Plants and the Cogeneration Plant; (vii) Prudent Operating and Maintenance Practices; (viii) commercially reasonable insurance coverages, premiums and deductibles; and (ix) other reasonable conditions specific to the Coke Plants and the Cogeneration Plant, and Seller's performance hereunder (collectively, the "Guidelines"). Provided, however, such reasonable conditions shall not include fines or penalties in respect of violations of Governmental Requirements including, without limitation, Governmental Requirements pertaining to the environment and employee health and safety. The Forecast shall be delivered to Purchaser for approval by it, which approval shall not be unreasonably withheld.

     (c) Within fifteen (15) calendar days following Seller's delivery of each Forecast to Purchaser, the Parties shall confer in good faith for the purpose of reviewing and approving such Forecast. If, within thirty (30) days thereafter, the Parties do not agree upon such Forecast in respect of either the Coke Plants or the Cogeneration Plant, then Purchaser shall promptly deliver to Seller (no later than ten (10) calendar days following the expiration of such thirty (30) day

----------
(1) CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSION.


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period) Written notice of its disapproval of such Forecast that sets forth the specific grounds therefore including, without limitation, any alleged inconsistency thereof with the Guidelines. The Parties may thereafter submit such dispute to arbitration in accordance with Section 10.2. Pending such resolution, the O&M Expenses in respect of the preceding Contract Year for, as applicable, the Coke Plants and the Cogeneration Plant, as adjusted in accordance with the Index Formula (the "Presumed O&M Expenses"), shall be the basis for determining the Presumed O&M Component for the period during which such dispute is pending (the "Dispute Period"). The Presumed O&M Component shall be determined in accordance with the following formula:

          Presumed O&M Component = [Presumed O&M Expenses in respect of the Coke Plants / Coke Plants Targeted Coke Production in respect of the Coal Blend(s) to be utilized during such Contract Year] + [Presumed O&M Expenses in respect of the Cogeneration Plant / fifty percent (50%) of the Coke Plants Targeted Coke Production in respect of the Coal Blend(s) to be utilized during such Contract Year].

Provided, however, during the first Contract Year, the Presumed O&M Component in respect of such Contract Year pending that resolution shall be the Initial O&M Component as adjusted in accordance with the Index Formula.

     (d) In the event of any such arbitration, the arbitrator shall determine the appropriate O&M Expenses in respect of the Forecast for, as applicable, the Coke Plants and/or the Cogeneration Plant. Such Forecast shall be utilized to determine the Forecasted O&M Component as set forth in Section 3.3(g). The arbitrator shall also determine the prevailing Party in respect of any such arbitration, and shall award to such prevailing Party its costs, including reasonable attorney's fees.

     (e) If, following any such arbitration, the arbitrator determines that the difference between such Forecasted O&M Component and the Presumed O&M Component is (i) a positive amount, then Purchaser shall pay to Seller the product of such amount multiplied by the Coke Tonnage purchased by Purchaser from Seller hereunder during the Dispute Period, plus interest in respect of such product accrued at the Interest Rate; or (ii) a negative amount, then Seller shall credit Purchaser the product of such amount multiplied by the Coke Tonnage purchased by Purchaser from Seller hereunder during the Dispute Period, plus interest in respect of such product accrued at the Interest Rate. Such payment or credit shall be, as applicable, added to or credited against the amount otherwise payable by Purchaser to Seller in accordance with Monthly invoice immediately following any such award.

     (f) If Purchaser and the Non-Affiliated Phase II Purchaser do not approve such Forecast, then the Non-Affiliated Phase II Purchaser shall participate in the dispute resolution procedures enumerated in Article X in respect of such dispute, and Purchaser consents to such participation by the Non-Affiliated Phase II Purchaser.

     (g) The Forecasted O&M Component for each Contract Year will be determined in accordance with the Forecasted O&M Allocation Formula. The "Forecasted O&M Allocation Formula" is:


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          Forecasted O&M Component = [Approved O&M Expenses in respect of the
          Coke Plants set forth in the approved Forecast for the applicable Contract Year / Coke Plants Targeted Coke Production in respect of the Coal Blend(s) to be utilized during such Contract Year] + [Approved O&M Expenses in respect of the Cogeneration Plant set forth in the approved Forecast for the applicable Contract Year / fifty percent (50%) of the Coke Plants Targeted Coke Production in respect of the Coal Blend(s) to be utilized during such Contract Year].

As used herein, the phrase "Approved O&M Expenses" refers to O&M Expenses (i) that are approved by Purchaser pursuant to Section 3.3(c), or, as applicable,
(ii) that are authorized by an arbitrator pursuant to Section 3.3(e).

     (h) Seller shall endeavor, in good faith and in accordance with Prudent Operating and Maintenance Practices, to operate and maintain the Coke Plants and the Cogeneration Plant in accordance with the Forecasted O&M Component for the applicable Contract Year. Subject to the foregoing, within thirty (30) calendar days following the conclusion of each Contract Year, Seller will submit to Purchaser a Written report that summarizes the actual O&M Component for such Contract Year (the "Actual O&M Component") as determined in accordance with the following formula:

          Actual O&M Component = actual O&M Expenses in respect of the Coke Plants for the applicable Contract Year / actual Coke Tonnage produced at the Coke Plants during such Contract Year (including Nonconforming Coke Tonnage rejected by Purchaser) + [actual O&M Expenses in respect of the Cogeneration Plant for the applicable Contract Year / fifty percent (50%) of the actual Coke Tonnage produced at the Coke Plants during such Contract Year (including Nonconforming Coke Tonnage rejected by Purchaser)].

In no event shall the actual Coke Tonnage amount utilized in the preceding formula be less than [*****] of the Coke Plants Targeted Coke Production for the applicable Coke Year.

     (i) Where applicable, Purchaser shall pay Seller an amount equal to [*****] of the product of (i) any positive difference between the (y) Actual O&M Component for the applicable Contract Year minus (z) the Forecasted O&M Component for such Contract Year, multiplied by (ii) the actual Coke Tonnage delivered to Purchaser during such Contract Year. Where applicable, Seller shall credit Purchaser an amount equal to [*****] of the product of (i) any negative difference between the (y) Actual O&M Component for the applicable Contract Year minus (z) the Forecasted O&M Component for the applicable Contract Year, multiplied by (ii) the actual Coke Tonnage delivered to Purchaser during such Contract Year. Such payment or credit shall, as applicable, be added to or deducted from the amounts otherwise payable in accordance with the Monthly invoice in respect of the Month during which such credit or payment is determined, and shall be subject to reasonable verification by Purchaser.


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3.4 Coal Cost Component.

     (a) Subject to Section 3.4(b), Coal Costs are all costs, expenses and expenditures, including Taxes, related to the sampling, testing, selecting, purchasing, storing and handling of Coals, and in respect of transporting and delivering the Coals to the Phase II Plant, but excluding overhead or administrative costs of Seller or its Affiliates in respect thereof. Such Coal Costs shall include the Coal transportation and Coal blending costs in respect of Coal transportation and Coal blending agreements between Seller and Norfolk Southern and its subsidiary railroads or, as applicable, other railroad carriers (collectively, "Norfolk Southern"), entered into following the Effective Date (which shall be subject to the approval of Purchaser and the Non-Affiliated Phase II Purchaser as set forth in Section 12.7(a)(iii)), but shall not include Coal transportation or Coal blending costs in respect of Coal transportation and Coal blending agreements between Seller and Norfolk Southern that are in effect as of the Effective Date.

     (b) Each Coal comprising the selected Coal Blend shall be purchased by Seller for a commercially reasonable price and in accordance with commercially reasonable standards, terms and conditions.

     (c) The Coal Cost Component is (i) the actual Monthly weighted average Coal Cost, divided by (ii) the product of (y) the Moisture Adjusted Coal Blend Tonnage charged to the coke ovens at the Phase II Plant set forth in each applicable invoice, taking into account Coal Handling Losses, and (z) the Guaranteed Coke Yield Percentage.

The Moisture Adjusted Coal Blend Tonnage is the weighted average thereof for each applicable Month, and accounts for Coal Blend moisture on a fixed [*****] ([*****]%) basis to be determined in accordance with the following formula:

          Moisture Adjusted Coal Blend Tonnage = actual Coal Blend Tonnage (as determined in accordance with Section 3.4(d)) x [(1 - the actual moisture content of the such Coal Blend Tonnage) / [*****]]

Such actual moisture shall be determined based on sampling of the actual Coal Blend Tonnage immediately prior to coking thereof, and the testing and analysis on a composite basis, all of which shall be performed in accordance with ASTM Standards.

Coal Handling Losses shall be fixed at [*****]%, and shall be accounted in accordance with the following formula:

           Moisture Adjusted Coal Blend Tonnage for each Coke Shipment
           -----------------------------------------------------------
                                   1 - [*****]

     (d) Seller's static scale shall weigh Coal Blend Tonnages immediately prior to coking. Such scale shall have an accuracy of not less than plus or minus (+/-) one quarter of one percent (0.25%), and shall be calibrated in accordance with the manufacturer's instructions at Seller's sole cost and expense and in accordance with generally accepted industry standards as an O&M Expense. Absent Manifest Error, such weight determinations shall be conclusive and binding on the Parties.


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     (e) The Guaranteed Coke Yield Percentage is determined in accordance with the following formula:

          Blast furnace coke "dry" yield equals 100% less the sum of (i) the percentage of dry basis volatile matter in the Coal Blend (described as the "typical" dry basis volatile matter in the Coal contracts pertaining to the Coal Blend); (ii) a [*****] percent ([*****]%) allowance for Breeze; and (iii) a [*****] percent ([*****]%) allowance for net operating losses in the coking process.

Seller will re-determine the Guaranteed Coke Yield Percentage whenever the proportionate share of Coals within any Coal Blend is increased or decreased by one and one half percent (1.5%) or more.

3.5 Determination of Coke Tonnage. All Coke Tonnage shall be weighed by track scales operated by Seller. Such scales shall have an accuracy of not less than plus or minus (+/-) one-quarter of one percent (0.25%) and shall be calibrated by an independent third party at a minimum of once per year or as required by Prudent Operating and Maintenance Practices as an O&M Expense. Absent Manifest Error, such weight determinations shall be conclusive and binding on the Parties. All Coke Tonnage shall be adjusted to the required moisture content in accordance with the following formula:

        Tons Sold = Total Tons x (1 - actual percentage moisture content)
                    -----------------------------------------------------
                                           [*****]

The actual percentage moisture content of Coke shall be determined in accordance with Section 5.1.

3.6 Taxes. Purchaser shall pay all Taxes in respect of the sale or purchase of Coke, Third Party Supplied Coke and Nonconforming Coke Tonnage that is accepted or commingled by Purchaser as set forth in Section 5.2(c).

3.7 Terms of Payment/Invoicing.

     (a) During the Initial Year, Seller or its designee will submit to Purchaser a Written invoice in respect of each Shipment as of the date of each such Shipment. The invoiced amount for such Shipment shall be the sum of (i) the product of (y) the Contract Price for such Initial Year multiplied by (z) the Coke Tonnage in respect of such Shipment as determined in accordance with
Section 3.5 of this Agreement, plus (ii) Taxes thereon, plus or minus, as applicable,(iii) the adjustments set forth in Section 3.7(c).

     (b) During each Contract Year, Seller or its designee shall submit to Purchaser a Written invoice in respect of each Shipment as of the date of each such Shipment. The invoiced amount for such Shipment shall be the sum of (i) the product of (y) the Contract Price for each such Contract Year multiplied by (z) the Coke Tonnage in respect of such Shipment as determined in accordance with
Section 3.5 of this Agreement, plus (ii) amounts payable by Purchaser to Seller in respect of any Third Party Supplied Coke, as set forth in Section 6.4, plus


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(iii) Taxes thereon, plus or minus, as applicable, (iv) the adjustments set forth in Section 3.7(c) and 3.7(d).

     (c) During the Initial Year and each Contract Year, amounts payable by Purchaser to Seller pursuant to (as applicable) Sections 3.7(a) and 3.7(b) shall be subject to the following adjustments:

          (i) As applicable, amounts payable pursuant to Article VIII;

          (ii) As applicable, any adjustment to the Contract Price as set forth in Section 5.2 and Schedule 5.2; and

          (iii) As applicable, the Price Discount in respect of any Nonconforming Coke Tonnage accepted or commingled by Purchaser as set forth in Section 5.2(c).

     (d) During each Contract Year, but subject to the Guaranteed O&M Component, amounts payable by Purchaser to Seller pursuant to Section 3.7(b) shall be subject the following adjustments:

          (i) As applicable, any credit or payment determined in accordance with
          Section 3.3(e); and

          (ii) As applicable, any credit or payment as determined in accordance with Section 3.3(i).

     (e) Subject to Section 3.7(f), invoiced amounts shall be due and payable on or before the [*****] calendar day after the date on which the invoice is delivered by Seller or its designee to Purchaser (the "Due Date").

     (f) If, based upon Manifest Error, Purchaser reasonably believes that any invoice incorporates overcharged amounts in respect of amounts properly payable under this Agreement, then (i) it shall notify Seller in Writing of such overcharge, including the amount and the basis of its belief, prior to the Due Date and (ii) it shall not be obligated to pay such overcharge until the dispute is resolved as provided herein. Subject to the foregoing, invoiced amounts shall be paid as set forth in Section 3.7(e) without set off. In the case of Manifest Error, the Parties shall attempt, in good faith, to agree upon such disputed amounts within fifteen (15) calendar days after such Written notice is delivered by Purchaser. If the Parties cannot resolve any such dispute within such fifteen
(15) calendar day period, then either Party may invoke the provisions of Section
10.2. Disputed amounts confirmed by the arbitration panel to be actually due from Purchaser shall be payable within five (5) business days, and shall accrue interest at the Interest Rate from the applicable Due Date.

3.8 Section 45 Credits. Provided Purchaser is not in default of this Agreement, if any Coke qualifies for a credit under Section 45K of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision ("Section 45 Credits"), during any Calendar Year, then Seller shall provide Purchaser with a credit in respect of Coke Tonnage sold by Seller to Purchaser during such Calendar Year. Such credit shall be equal to [*****] of the Realized Value of such Section 45 Credits. Such Realized Value is the pre-tax value realized by Sunoco


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in respect of such Section 45 Credits, which shall be determined by dividing the amount of such Section 45 Credits by (i) one (1) minus, as applicable, the highest marginal tax rate applicable to corporations minus (y) two (2) percentage points in respect of Calendar Years 2007, 2008 and 2009, or (z) three percentage points for subsequent Calendar Years. Provided, however, such Realized Value shall also take into account any change in law, phase out, the ability of Sunoco to utilize the Section 45 credits, or other circumstances relevant to such Realized Value determination. (The ability of Sunoco to utilize such Section 45 Credits shall be determined by comparing Sunoco's current federal consolidated tax liability with and without the Section 45 credits attributable to Coke sales in respect of such Calendar Year.) The determination of such Realized Value in respect of each Calendar Year during which Section 45 Credits may be available shall be made on or before October 1st of the subsequent Calendar Year and shall be credited on the invoice for such Month. If the Realized Value of any such Section 45 Credits is thereafter reduced by the carryback of a net operating loss, disallowance of all or a portion of the
Section 45 Credits, or the inability of Sunoco to utilize the Section 45 Credits after final resolution of an IRS audit, then Purchaser shall pay to Seller, within thirty (30) calendar days following Seller's Written notification to Purchaser of such reduction, an amount equal to (i) [*****] ([*****]%) of the Realized Value in respect of such reduction plus any fines and/or penalties arising from such disallowance, plus (ii) interest thereon at the underpayment rate of Section 6621 of the Code or any successor provision, computed from the date of filing of the consolidated income tax return of Sunoco through the date on which such amount is paid by Purchaser to Seller. If the Realized Value of any Section 45 Credits from Coke sales is thereafter increased as a result of the ability of Sunoco to utilize the carryover of any unused Section 45 Credits in later taxable years, or the ability of Sunoco to utilize additional Section
45 Credits after final resolution of an IRS audit, then Seller will credit Purchaser with an amount equal to (i) [*****] ([*****]%)of the Realized Value in respect of such increase, plus (ii) interest thereon at the overpayment rate of
Section 6621 of the Code or the successor provision, computed from the date of filing of the consolidated income tax return of Sunoco for the taxable year in which the credit is utilized through the date on which such amount is credited by Seller to Purchaser. Any such credit shall be applied to the invoice for such Month during which such Section 45 Credits are utilized.

3.9 By-Products; Option to Purchase Breeze. Seller shall retain all By-Products for its own account, and Seller shall retain all proceeds from the sale or other disposition of By-Products. Provided, however, during each Calendar Year, Purchaser may, at its option, purchase [*****] ([*****]%) of the available Breeze for the market price therefore FOB the Coke Plants in effect as of the date Purchaser exercises that option. In order to exercise that option, Purchaser must notify Seller, in Writing, of its exercise thereof at least ninety (90) calendar days prior to the commencement of the applicable Calendar Year.

3.10 Audit Rights. Purchaser or its designee shall have the right, during normal working hours of Seller, to review and inspect such books and records of Seller and, as applicable, Sun Coke Company (an Affiliate of Seller) as Purchaser deems reasonably necessary to verify any amounts payable by Purchaser under this Agreement. Purchaser shall provide Seller with at least two (2) business days' Written notice prior to its commencement of any such review and inspection. Such review and inspection shall occur at the place in which such books and records are customarily maintained. If it is determined by such audit that Purchaser has overpaid Seller under this Agreement, after the resolution of any disputes with respect to the results of such audit, then (a) Seller shall promptly reimburse Purchaser for the full amount of such


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overpayment, with interest in respect of such overpayment accruing at the
Interest Rate from the date of such overpayment by Purchaser through the date of reimbursement by Seller, and (b) if Purchaser has overpaid Seller by more than five percent (5%), Seller shall pay Purchaser's costs and expenses incurred in connection with such audit.

                                   ARTICLE IV
                                   Coal Blends

4.1 Selection. Seller shall be responsible for determining the Coal Blends to be used by Seller for the production of Coke, which Coal Blends shall conform to the Guaranteed Quality Standards.

4.2 Unsuitability or Insufficiency of Coal Blends. If any Coal Blend does not in practice conform to the Coal Blend Standards, or if sufficient quantities thereof become unavailable, then Seller shall promptly inform Purchaser in Writing of such nonconformity or unavailability. If, pending selection of any new Coal Blend, the use by Seller of the Coal Blend originally selected for use at the Coke Plants adversely affects the Coke Plants or Seller's ability to comply with its obligations under this Agreement, then, pending the selection of a new Coal Blend, Seller shall have the authority to utilize another Coal Blend that incorporates the Coals available at the Coke Plants or Coals that are otherwise reasonably available to Seller and which, in Sellers' reasonable judgment, meet or reasonably approximate the Coal Blend Standards. If such a Coal Blend is not available to Seller, then Seller shall (i) promptly notify Purchaser in Writing of such circumstance; (ii) in good faith and in accordance with commercially reasonable standards adjust the Guaranteed Quality Standards and, as applicable, the Coke Supply and Purchase Obligation, but only as respects such period of unavailability; and (iii) in connection with such adjustment(s), account for Purchaser's coke quality requirements in respect of its blast furnace(s) located at the Warren Plant; and (iv) shall exercise commercially reasonable efforts to limit the duration of any such adjustment; provided, however, that Purchaser shall receive a minimum of five (5) days notice of Seller's adjusted Guaranteed Quality Standards and, as applicable, the amount of the adjustment to the Coke Supply and Purchase Obligation.

4.3 Authority of Seller. Seller shall retain the responsibility and authority for daily operating matters involving the Coal Blends and compliance with the Guaranteed Quality Standards, without any requirement to consult with or obtain the approval of Purchaser.

                                    ARTICLE V
                          Guaranteed Quality Standards

5.1 Coke Sampling, Testing and Analysis.

     (a) One (1) representative Coke sample increment will be taken from the loading belt during the loading of each railcar. Each such increment will be a complete cross section cut as taken from the loading belt by the mechanical sampling system. All such samples shall be stored in a closed container situated within a controlled, indoor environment prior to the testing and analysis thereof as required in Section 5.1(c). Upon twenty-four (24) hour notice to Seller, Purchaser shall be entitled to be present during the sampling, preparation, analysis, and loading of Coke shipments.


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     (b) Coke samples will be prepared on a daily basis by an independent laboratory in accordance with ASTM Standards or, where no ASTM Standards apply, in accordance with generally accepted industry standards.

     (c) Moisture, size, sulfur, ash, volatile matter and stability will be tested and analyzed on a daily basis, and the results thereof shall be arithmetically averaged, on a Shipment basis, to determine conformity with the Guaranteed Quality Standards applicable thereto. CSR and phosphorus shall be determined based upon testing and analysis of Monthly composite samples. Such testing and analysis shall be performed in accordance with ASTM Standards or other procedures approved by the Parties in Writing, and shall govern for the purposes of determining conformity with the Guaranteed Quality Standards. Except for phosphorous and CSR, all daily results (prior to any averaging thereof), and all consolidated results utilized to determine compliance with the Guaranteed Quality Standards, will be provided by Seller to Purchaser promptly in Writing prior to the delivery of the applicable Shipment. Purchaser shall have the right to conduct an audit of all results of such sampling, preparation, testing and analysis for the purpose of auditing Seller's compliance with such sampling, preparation, testing and analysis procedures.

     (d) Seller, or its designated laboratory, shall retain all samples used for analysis procedures for not less than thirty (30) days from receipt of the sample or for so long as Coke Tonnage to which a sample pertains is subject to any type of dispute hereunder.

5.2 Guaranteed Quality Standards.

     (a) Subject to the availability of Coals that conform to the Coal Blend Standards, Coke shall conform to the Guaranteed Quality Standards and Seller will implement commercially reasonable measures to achieve conformity with the "Target" Guaranteed Quality Standards.

     (b) Subject to the availability of Coals that conform to the Coal Blend Standards and Section 5.2(c), if Coke or Third Party Supplied Coke Tonnage does not conform to the "threshold" limits provided for in the Guaranteed Quality Standards, then the Contract Price in respect of such Coke Tonnage will be adjusted as set forth in Schedule 5.2. In addition, Seller will implement prompt corrective measures to correct any such nonconformity in respect of further Coke shipments and will promptly inform Purchaser in Writing of such corrective measures.

     (c) Subject to the availability of Coals that conform to the Coal Blend Standards, if the quality of Coke or Third Party Supplied Coke exceeds or, as applicable, is less than the "Reject Standards" set forth in Schedule 5.2 based upon the sampling, preparation, testing and analysis set forth in Section 5.1 ("Nonconforming Coke"), then Seller shall implement appropriate corrective measures prior to further Coke or Third Party Supplied Coke shipments to Purchaser, and shall promptly notify Purchaser in Writing of such corrective measures. If Nonconforming Coke is consumed or commingled by Purchaser with any other coke acquired by Purchaser, then Purchaser shall be obligated to pay to Seller (i) the Contract Price in respect of such Nonconforming Coke Tonnage (as adjusted for quality pursuant to Schedule 5.2) minus (ii) [*****] ($[*****]) per Ton in respect of such Nonconforming Coke Tonnage (the "Price Discount"). Payment for such Nonconforming Coke shall be made in accordance with Section

3.7. However, where Nonconforming Coke is not commingled by Purchaser with other coke acquired by Purchaser, Purchaser may either (y) reject such Nonconforming Coke by means of prompt Written notification thereof delivered by Purchaser to Seller (provided such Written notice is delivered within three (3) business days following Seller's notification to Purchaser of such Nonconforming Coke Tonnage), or (z) purchase such Nonconforming Coke Tonnage for the Contract Price less the Price Discount. Upon rejection of such Nonconforming Coke, title to such Nonconforming Coke shall revert to Seller and Seller shall accept all risk of loss, damage, or destruction therefor.

     (d) Seller shall be required to remove from Purchaser's facilities any Nonconforming Coke that is properly rejected by Purchaser. Seller will be responsible for all removal costs. Purchaser may require Seller to make up the corresponding shortfall pursuant to a reasonable shipment schedule to be specified by Purchaser.

5.3 Title. Seller warrants that, at the time of delivery of Coke or Third Party Supplied Coke to Purchaser at the Coke Delivery Point, it shall have good title and full right and authority to transfer such Coke or Third Party Supplied Coke to Purchaser, and the title conveyed to Purchaser shall be good and its transfer to Purchaser shall be rightful and that such Coke or Third Party Supplied Coke shall be delivered to Purchaser free from any security interest or other lien or encumbrance of any kind whatsoever.

5.4 Exclusivity. THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, IMPLIED IN FACT OR IN LAW, AND WHETHER BASED ON STATUTE, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

                                   ARTICLE VI
                       Obligations Related to Coke Supply

6.1 Take or Pay Basis. Except for Nonconforming Coke, Purchaser's obligations in respect of Section 6.2 and the Coke Supply and Purchase Obligation are to be performed on a "take or pay" basis.

6.2 Coke Supply during the Initial Year. During the Initial Operating Period and the Initial Year, Seller shall sell, and Purchaser shall purchase, [*****] ([*****]%) of all Coke Tonnage produced on behalf of Purchaser and the Non-Affiliated Phase II Purchaser (after taking into account Coke produced on behalf of Seller's existing customer pursuant to Seller's coke purchase agreement with such customer).

6.3 Coke Supply and Purchase Obligation.

     (a) Subject to the availability of Coals for use in Coal Blends that comply with the Coal Blend Standards, for each Contract Year the Coke Supply and Purchase Obligation is:

          (i) in respect of the Base Case Coal Blend, not less than [*****] ([*****]%)or more than [*****] of [*****] Tons of Coke or, as applicable, Third Party Supplied Coke;

          (ii) in respect of each Coal Blend that contains a volatile matter content percentage which varies from the Base Case Coal Blend, not less than [*****] ([*****]%) or more than [*****] ([*****]%) of the Coke and
     Third Party Supplied Coke Tonnage provided for in the corresponding volatile matter content percentage set forth in the attached and incorporated Schedule 6.3(a).

For the avoidance of doubt, the Parties acknowledge that if the product of the actual Coke production from the Coke Plants multiplied by [*****] ([*****]%) (the "Purchaser Coke Production Allocation") exceeds the minimum range of the Coke Supply and Purchase Obligation, then Seller shall be obligated to sell, and Purchaser shall be obligated to purchase, such Purchaser Coke Production Allocation up to the maximum range of the Coke Supply and Purchase Obligation.

     (b) If Seller reasonably and in good faith determines that Coke Tonnage will exceed [*****] ([*****]%) of the Coke Plants Targeted Coke Production during any Contract Year, then Purchaser may, at its option, purchase [*****] ([*****]%) of such excess Coke Tonnage subject to the terms, conditions and requirements of this Agreement including, without limitation, the Contract Price in respect of such Coke Tonnage. In that event, Seller will provide prompt Written notice to Purchaser of such circumstance, including its reasonable estimate of such excess Coke production. Within twenty (20) calendar days following the delivery of such Written notification by Seller to Purchaser, Purchaser may exercise its option by means of its delivery to Seller of Written notification thereof; provided, however, in that event Seller shall be obligated to sell, and Purchaser shall be obligated to purchase, [*****] ([*****]%) of such excess Coke Tonnage actually produced during such Contract Year.

     (c) Subject to Section 7.1, Coke Shipments shall be made on a commercially reasonable ratable basis at regular intervals that are consistent with the requirements of the operations of the Parties in the ordinary course of business, and the Parties shall reasonably cooperate in respect of scheduling such Shipments in accordance with Seller's production schedule and Purchaser's requested delivery schedule.

6.4 Third Party Supplied Coke. If, at any point during any Contract Year, Seller has reason to believe that it will be unable to produce sufficient Coke to meet the minimum range of the Coke Supply and Purchase Obligation (a "Production Shortfall"), then Seller shall (a) promptly provide Written notice of same to Purchaser, and (b) exercise commercially reasonable efforts to obtain Third Party Supplied Coke in respect of any such Production Shortfall. The Guaranteed Quality Standards shall apply in respect of such Third Party Supplied Coke. The price Purchaser shall pay for such Third Party Supplied Coke shall be the lesser of (i) the cost of such Third Party Supplied Coke (as adjusted in accordance with Schedule 5.2) delivered to the coke unloading facility at the Warren Plant, or (ii) the sum of (y) the current Contract Price for Coke (as adjusted in accordance with Schedule 5.2) and (z) the applicable Purchaser Freight Cost. Seller shall arrange for the shipment and delivery of Third Party Supplied Coke to Purchaser and shall exercise reasonable, good faith efforts to arrange for such deliveries in accordance with Purchaser's requested delivery schedule. Promptly following the delivery to the coke unloading facility located at the Warren Plant of any Third Party Supplied Coke Shipment, Seller shall deliver by facsimile transfer or electronic mail, or by such other method agreed upon by the Parties in Writing, an invoice for each such Shipment to the Purchaser. Payment by Purchaser to Seller for such Third Party Supplied Coke shall be made in accordance with Section 3.7(e). Except with respect to the occurrence of a Seller Force Majeure Event, if Seller reasonably determines that the production capacity of the Phase II Plant is or will be less than [*****] ([*****]%) of Phase II Coke Production, and Seller is unable to establish or restore such production capacity notwithstanding its good faith and commercially reasonable efforts to do so, then, after Seller's Written notice thereof to Purchaser, Seller's obligation to cover such shortfall (either in respect of Third Party Supplied Coke or Purchaser Obtained Coke) shall not exceed [*****] ([*****]) Months in duration (the "Production Capacity Liability Limitation").

6.5 Purchaser Obtained Coke. Seller shall promptly notify Purchaser in Writing if Seller reasonably believes that a Production Shortfall will occur and that it will be unable to supply Third Party Supplied Coke to cover such shortfall. Such notice shall include Seller's reasonable estimation of the corresponding shortfall. Following Purchaser's receipt of such notice, Purchaser may make commercially reasonable arrangements to acquire Purchaser Obtained Coke, and Purchaser shall so notify Seller in Writing of such arrangements. Subject to the Production Capacity Liability Limitation, and the purchase of Purchaser Obtained Coke in a commercially reasonable manner, if the price of Purchaser Obtained Coke plus the actual, direct costs incurred by Purchaser to deliver such Purchaser Obtained Coke to the coke unloading facility located at the Warren Plant plus its Incidental Damages is greater than the sum of (i) the current Contract Price for Coke and (ii) the applicable Purchaser Freight Cost, then Seller shall reimburse Purchaser for the amount of such excess. If Purchaser secures Purchaser Obtained Coke, then it shall use commercially reasonable efforts to limit its use of Purchaser Obtained Coke to the time period for which Purchaser reasonably believes, based on facts and circumstances disclosed in Writing to Purchaser by Seller, that the shortfall will not be covered by Coke or Third Party Supplied Coke.

                                   ARTICLE VII
                 Delivery of Coke and Third Party Supplied Coke

7.1 Coke Delivery Point. All Coke deliveries to Purchaser shall be FOB railcars provided by Purchaser at the rail load out located at the Coke Plants (the "Coke Delivery Point"). Purchaser acknowledges that deliveries of Coke into sufficiently sized trains are necessary for Seller to deliver ratable Coke quantities as set forth in Section 6.3(c). The Parties shall reasonably cooperate in scheduling those deliveries. Purchaser is solely responsible for making railcars available for the receipt of such Coke deliveries. Seller will exercise commercially reasonable efforts to load railcars to available capacity. Such available capacity shall be determined in a manner consistent with generally accepted industry standards. Title and all risk of loss, damage or destruction with respect to Coke deliveries will pass to and be assumed by Purchaser upon the delivery of Coke to the Coke Delivery Point.

7.2 Seller's Rights When Purchaser Wrongfully Refuses Delivery of Coke. If Purchaser refuses or fails to accept any delivery of Coke at the Coke Delivery Point or Third Party Supplied Coke at the coke unloading facility located at the Warren Plant, and such refusal or failure is a breach of Purchaser's obligations under this Agreement, then (i) the moisture content of such Coke or Third Party Supplied Coke shall not be required to conform to the moisture specification set forth in the Guaranteed Quality Standards; and (ii) the risk of loss for such Coke or Third Party Supplied Coke shall pass to Purchaser upon such wrongful refusal or failure. In addition, Seller may resell the same upon Written notification by Seller to Purchaser of its intention to resell. Where such resale is made in good faith and in a commercially reasonable manner, Seller shall recover the difference between the resale price and the Contract Price together with its Incidental Damages, but less expenses saved (if any) as a consequence of Purchaser's breach. However, if (1) Purchaser subsequently accepts such Coke or Third Party Supplied Coke for delivery prior to any resale; or (2) Seller is unable after commercially reasonable efforts to resell such Coke or Third Party Supplied Coke Tonnage, then Purchaser shall pay to Seller the Contract Price for such Tonnage plus (as applicable) reasonable stocking and de-stocking costs and expenses.

                                  ARTICLE VIII
                      Changes in Governmental Requirements

8.1 Government Mandated Additional Expenditures.

     (a) If, following the date of this Agreement, Seller determines that a change in Government Requirements may materially burden its performance of its obligations under this Agreement, then Seller shall so notify Purchaser in Writing. Seller's performance shall be materially burdened where any such Government Requirement has a material adverse impact on (i) the Guaranteed Quality Standards; (ii) the Coal Blend Standards, (iii) the Guaranteed Coke Yield Percentage; (iv) the cost of operating or maintaining the Coke Plants (including capital costs); (v) the production capacity of the Coke Plants and the Cogeneration Plant; or (vi) Sellers' performance obligations to third parties related to (y) Coal purchasing, transportation, handling and blending contracts, or (z) electricity sales from the Phase II Plant. Such notice shall incorporate Seller's good faith proposals for complying with those changes in Government Requirements, including the estimated cost thereof.

     (b) During the sixty (60) calendar day period following delivery of any such notice, Seller and Purchaser shall negotiate in good faith to reach agreement as to (i) whether any such change in Government Requirements should be challenged, including the scope and manner of such challenge; and (ii) the most economical and commercially prudent methods for complying with such change in Government Requirements.

     (c) If such negotiations result in agreement as to whether to challenge the change in Government Requirements or the methods for complying with the change in Government Requirements, then Seller shall promptly implement such challenge or methods as appropriate. The costs and charges associated with any such challenge (including, without limitation, attorneys' and consultants' fees, and fines and penalties) shall be borne equally by Seller and Purchaser. Provided, however, Purchaser shall pay only its pro rata share of such costs and charges not borne by Seller. Purchaser's pro rata share shall be a fraction (expressed as a percentage) the (i) numerator of which is the applicable Coke Supply and Purchase Obligation, and the (ii) denominator of which is the sum of the (x) applicable Coke Supply and Purchase Obligation, (y) the Coke Tonnage purchase obligation of the Non-Affiliated Phase II Purchaser in respect of the Coke Plants, plus (z) the Coke Tonnage purchase obligation of Seller's existing customer in respect of the Coke Plants. If no such agreement is reached or such challenge is unsuccessful, Seller will implement commercially reasonable methods for complying with the change in Government Requirements. In connection therewith, any associated Government Mandated Additional Capital Expenditures or Government Mandated Additional Expenses shall be made or incurred at the lowest practicable cost at the time each such expenditure or expense is made or incurred.

8.2 Government Mandated Additional Capital Expenditures. Government Mandated Additional Capital Expenditures shall have an assumed useful life equal to the greater of seven (7) Contact Years or the remainder of the Term following completion of the Government Mandated Additional Capital Expenditures and shall, with the exception of Government Mandated Additional Capital Expenditures in respect of the Cogeneration Plant ("Cogeneration Plant GMACE"), be allocated fifty percent (50%) to the Phase I Plant, and fifty percent (50%) to the Phase II Plant. Cogeneration Plant GMACE shall be allocated one hundred percent (100%) to the Phase II Plant. As soon as the Government Mandated Additional Capital Expenditures (including, as applicable, Cogeneration Plant GMACE) have been completed, the Monthly amortized cost thereof for the remaining Months of the Term will be calculated based on the applicable examples set forth in Schedule
8.2. Purchaser shall pay to Seller Purchaser's portion of such allocated Monthly amortized cost in accordance with Section 3.7. Purchaser's portion of the Monthly amortized cost shall be equal to [*****]% of the Phase II allocated Monthly amortized cost. However, (i) Purchaser shall not be obligated to pay its proportionate share of the first $[*****] expended by Seller in respect of the aggregate amount of all Government Mandated Additional Capital Expenditures; and
(ii) if Seller incurs a Government Mandated Additional Capital Expenditure (including, as applicable, Cogeneration Plant GMACE), and the remainder of the Term is less than seven (7) Contract Years, then Purchaser shall not be obligated to pay to Seller the unamortized balance of such Government Mandated Additional Capital Expenditure as calculated in accordance with the applicable examples set forth in Schedule 8.2.

                                   ARTICLE IX
                             Force Majeure Event(s)

9.1 Seller Force Majeure Event(s).

     (a) "Seller Force Majeure Event(s)" are:

          (i) acts of God or the public enemy, insurrections, riots, strikes, lockouts, boycotts, picketing or other disputes or differences with workers, floods, interruptions to transportation, embargoes, acts of military authorities, interruptions to power supply, or other causes of a similar nature which wholly or partially prevent the production, transportation or delivery of Coke or the construction of the Phase II Plant; or

          (ii) the unavailability of sufficient quantities of Coals (including transportation therefore) utilized in any Coal Blend.

     (b) Seller will provide Purchaser with prompt Written notice of the nature and probable duration of each Seller Force Majeure Event and of the extent of its effects on Seller's performance hereunder, including, without limitation, its good faith estimate of the amount of Coke, if any, Seller will be able to deliver to Purchaser during such Seller Force Majeure Event. Seller will exercise commercially reasonable efforts to deliver to Purchaser the amount of Coke that Seller notifies Purchaser it will be able to deliver during each Seller Force Majeure Event. In the event of a Force Majeure Event in respect of the Coke Plants, Seller will allocate any such Coke deliveries on a reasonably proportionate basis, such that each of Seller's customers (including Purchaser and the Non-Affiliated Phase II Purchaser) receives a reasonably proportionate share of available Coke Tonnage as is equitable under the circumstances.

     (c) Seller will use commercially reasonable efforts to limit the effects and duration of each Seller Force Majeure Event, including (as applicable) restoring any damaged property necessary to reinstate the obligations of Seller under this Agreement, selecting alternate Coals for a Coal Blend in accordance with Section 4.2 hereof, and supporting Purchaser in locating alternate sources of substitute coke Tonnage for the duration of such Seller Force Majeure Event; provided, however, nothing in this Section shall be deemed to require Seller to resolve any strike or other labor dispute except on terms that are satisfactory to Seller in its sole discretion. Purchaser's obligation to purchase Coke shall be limited to that portion of the Coke Tonnage (excluding Nonconforming Coke Tonnage) that Seller is able to deliver to Purchaser, but in any event not in excess of that which Seller indicated that it could supply to Purchaser in Seller's notice of Seller Force Majeure Event provided pursuant to Section 9.1(b). Once Seller's ability to deliver Coke is no longer suspended as a result of the applicable Seller Force Majeure Event, the obligations of Seller and Purchaser under this Agreement will be reinstated with a prorated portion of the remaining Coke Supply and Purchase Obligation in respect of the Contract Year during which Seller's ability to perform hereunder is no longer suspended as a result of such Force Majeure Event.

9.2 Purchaser Force Majeure Event(s).

     (a) Purchaser Force Majeure Event(s) are acts of God or the public enemy, insurrections, riots, strikes, lockouts, boycotts, picketing or other disputes or differences with workers, floods, interruptions to transportation, embargoes, acts of military authorities, interruptions to power supply to the Warren Plant, or other causes of a similar nature which wholly or partially prevent Purchaser from being able to accept Coke from Seller.

     (b) Purchaser will provide Seller with prompt Written notice of the nature and probable duration of each Purchaser Force Majeure Event and of the extent of its effects on Purchaser's performance hereunder. Provided, however, during such Purchaser Force Majeure Event, Purchaser shall be obligated to purchase from Seller, at the Contract Price, all Coke Tonnage that meets Purchaser's requirements, for the duration of such Force Majeure Event, in respect of the blast furnace operated by Purchaser located at the Warren Plant.

     (c) Purchaser will use commercially reasonable efforts to attempt to limit the effects and duration of each Purchaser Force Majeure Event, including (as applicable) restoring any damaged property necessary to fully reinstate the obligations of Purchaser under this Agreement; provided, however, nothing in this Section shall be deemed to require Purchaser to resolve any strike or other labor dispute except on terms that are satisfactory to Purchaser in its sole discretion. Once Purchaser's ability to perform is no longer suspended as a result of the applicable Purchaser Force Majeure Event, the obligations of Purchaser and Seller under this Agreement will be reinstated with a prorated portion of the remaining Coke Supply and Purchase Obligation in respect of the Contract Year during which Purchaser's ability to perform hereunder is no longer suspended as a result of such Force Majeure Event.

                                    ARTICLE X
                               Dispute Resolution

10.1 Attempt at Resolution. Except for claims or causes of action in respect of Equitable Relief, and subject to Sections 3.3(c) and 3.7(f), should any claim, cause of action or dispute arise out of any of the provisions of this Agreement, the Parties shall first attempt in good faith to resolve such claim, cause of action or dispute within thirty (30) calendar days after either Party notifies the other that a claim, cause of action or dispute exists. If the Parties can not resolve any such claim, cause of action or dispute within such thirty (30) calendar day period, then either Party may invoke the provisions of Section
10.2. This provision will not limit any Party from exercising any remedy it may have under this Agreement.

10.2 Interpretation and Dispute Resolution.

     (a) Except as respects the exercise or prosecution of claims or causes of action for Equitable Relief, for which the Parties shall have the right to proceed in any court of appropriate jurisdiction, any claim, cause of action or dispute between the Parties arising out of or relating to this Agreement or the breach thereof which the Parties are unable to resolve pursuant to (as applicable) Sections 3.3(c), 3.7(f) or 10.1 shall be resolved by arbitration pursuant to the terms of the United States Arbitration Act, whether or not federal jurisdiction is obtained. Subject to Section 10.2(b), any and all arbitration(s) hereunder shall be conducted in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

     (b) Any and all such arbitration(s) shall be conducted by a panel of three
(3) arbitrators. The Parties shall attempt to agree on the selection of the three (3) arbitrators comprising the arbitration panel within forty-five (45) calendar days from receipt of notice of intent to arbitrate. If the Parties cannot agree on the arbitration panel then either Party may move to have the panel appointed by the United States District Court for the Southern District of New York. Time shall be of the essence in the nomination of the arbitration panel. The arbitration award by the arbitration panel shall be final and binding, shall include interest at the Interest Rate if determined to be appropriate by the arbitrator panel and, unless the arbitrator panel expressly determines them not to be appropriate, shall include costs, including reasonable attorney's fees. A judgment to enforce the arbitration award may be entered in any court of appropriate jurisdiction. Notwithstanding the foregoing, claims or causes of action for Equitable Relief shall not be subject to such arbitration, and either Party may employ or exercise freely such claims or causes of action.

     (c) Upon the date of an arbitration award pursuant to this Section 10.2, if it is determined that an amount is due from one Party to the other Party, then such amount will be paid to the Party to whom it is due within ten (10) calendar days from the date of the written determination of the arbitration panel. Overdue payments shall bear interest at the Interest Rate.

                                   ARTICLE XI
  Mutual Undertakings; Further Acknowledgements, Representations and Warranties

11.1 Cooperation. Each Party warrants to the other Party that this Agreement is not inconsistent with any existing respective legal or contractual obligations of such Party, including, without limitation, any agreements between such Party and its employees or third parties (such as any collective bargaining agreement(s) by which such Party may be bound).

11.2 Further Assurances. From time to time after the date hereof and without further consideration, the Parties shall take such other action, and execute such other documents and instruments, as the Parties agree are necessary to more effectively carry out the transactions contemplated by this Agreement.

11.3 Compliance with Laws. Each Party represents and warrants to the other Party that no federal or state court of competent jurisdiction or any governmental authority or agency has enacted or issued a law, rule, regulation, order, decree or ruling, or taken any other action, which, in the reasonable opinion of respective counsel to such Party, restrains, joins or otherwise prohibits any of the actions contemplated hereby.

11.4 Identification of Goods. Coke shall be deemed goods identified to this Agreement and designated as goods to which this Agreement refers for all purposes including, without limitation, for purposes of NY UCC Section 2-501.

11.5 Seller's Representations and Acknowledgement.

     (a) Seller represents and warrants that (i) the sale of the Coke by Seller to Purchaser under the Agreement is made by Seller in the ordinary course of Seller's business, and (ii) it is in the business of selling blast furnace coke.

     (b) Seller acknowledges and agrees that Purchaser is a buyer of Coke in good faith and in the ordinary course of Purchaser's business and, at such time as such Coke is delivered to Purchaser, Purchaser will be a "buyer in the ordinary course of business" as defined in NY UCC Section 1-201(9).

                                   ARTICLE XII
                              Default and Remedies

12.1 Purchaser's Events of Default. Purchaser shall be in default upon the occurrence of one or more of the following events (each a "Purchaser Default"):

     (a) A Payment Default by Purchaser, which Payment Default remains uncured for ten (10) calendar days following receipt of Written notice by Seller to Purchaser;

     (b) Purchaser becomes Bankrupt; or

     (c) Except as provided in Sections 12.1(a) and (b) hereof, Purchaser otherwise fails to perform, observe or comply with any other term, condition, obligation, covenant or provision of this Agreement, and such breach (y) has not been corrected, cured or remedied within sixty (60) calendar days after Written notice of such breach has been delivered to Purchaser, or (z) if such cure cannot reasonably be completed within such sixty
(60) calendar day period, then Purchaser fails to promptly commences action(s) to effect a cure or fails to continue to prosecute such cure with reasonable diligence thereafter; provided, however, that any cure commenced hereunder must be completed within one hundred and eighty (180) calendar days following the commencement of the corrective action(s).

12.2 Seller's Events of Default. Seller shall be in default upon the occurrence of one or more of the following events (each a "Seller Default"):

     (a) A Payment Default by Seller, which Payment Default remains uncured for ten (10) calendar days following receipt of Written notice by Purchaser to Seller;

     (b) Seller does not, within ten (10) business days following Purchaser's delivery of Written notice to Seller regarding Seller's failure to deliver Coke or Third Party Supplied Coke as required by this Agreement, commence corrective action to cure or remedy such failure, and prosecute such corrective action with reasonable diligence thereafter until such failure is cured or remedied; provided, however, any cure commenced hereunder must be completed within one hundred and twenty (120) days following the commencement of such cure;

     (c) Seller becomes Bankrupt; or

     (d) Except as provided in Sections 12.2(a), (b) and (c) hereof, Seller otherwise fails to perform, observe or comply with any other term, condition, obligation, covenant or provision of this Agreement, and such breach (y) has not been corrected, cured or remedied within sixty (60) calendar days after Written notice of such breach has been delivered to Seller, or (z) if such cure cannot reasonably be completed within such sixty (60) calendar day period, then Seller fails to promptly commence corrective actions to effect a cure or fails to continues to prosecute such cure with reasonable diligence thereafter; provided, however, that any cure commenced hereunder must be completed within one hundred and eighty (180) calendar days following the commencement of the corrective action(s).

12.3 Pursuit of Remedies. Upon the occurrence of a Purchaser Default or a Seller Default, the non-defaulting Party may pursue its corresponding legal remedies through the procedures set forth in Article X.

12.4 Seller's Termination for Breach. Upon the occurrence of a Purchaser Default, then, in addition to pursuing its remedies pursuant to Section 12.3, Seller may terminate this Agreement effective immediately upon the delivery of Written notice thereof to Purchaser. Upon any such termination, Seller shall be relieved of its obligations in respect of the Coke Supply and Purchase Obligation and Purchaser shall pay to Seller Seller's Damages, less any Mitigation Proceeds, within thirty (30) calendar days after the date on which Seller's Damages have been either accepted, agreed upon or determined in accordance with the provisions of Section 12.6. The Parties acknowledge that Seller's Damages, less Mitigation Proceeds, are a reasonable estimation of Seller's actual damages in the event of a termination of this Agreement by Seller pursuant to this Section 12.4.

12.5 Purchaser's Termination for Breach. Upon the occurrence of a Seller Default, then, in addition to pursuing its remedies pursuant to Section 12.3, Purchaser may terminate this Agreement effective immediately upon delivery of Written notice thereof to Seller. Upon such termination, Purchaser shall be relieved of its obligations in respect of the Coke Supply and Purchase Obligation and its obligation (if any) to pay Government Mandated Additional Expenditures and Seller shall pay to Purchaser Purchaser's Damages within thirty
(30) calendar days after the date on which such amounts have been determined in accordance with the provisions of Section 12.6 below. The Parties acknowledge that Purchaser's Damages are a reasonable estimation of Purchaser's actual damages in the event of a termination of this Agreement by Purchaser pursuant to this Section 12.5.

12.6 Determination of Damages.

     (a) Following any termination of this Agreement by Seller pursuant to
Section 12.4 or by Purchaser pursuant to Section 12.5, the terminating Party shall provide the terminated Party with its calculation of, as applicable, Seller's Damages or Purchaser's Damages, including (without limitation) all facts, data, assumptions, opinions and analyses relied upon by the terminating Party in respect of such calculation. If the terminated Party disputes such calculation, then it shall send written notice of such dispute (the "Dispute Notice") to the terminating Party within thirty (30) calendar days following its receipt of the terminating Party's calculation of as applicable, Seller's Damages or Purchaser's Damages. Such Dispute Notice shall particularly describe the basis of such dispute, including all facts, data, assumptions, opinions and analyses relied upon by the terminated Party in respect thereof. If the terminated Party fails to send a Dispute Notice to the terminating Party within such thirty (30) calendar day period, then the terminated Party will be deemed to have accepted the calculation of as applicable, Seller's Damages or Purchaser's Damages provided by the terminating Party.

     (b) If the terminated Party timely sends a Dispute Notice to the terminating Party, then the Parties shall attempt in good faith to resolve their dispute regarding such calculations within the thirty (30) calendar day period following the terminating Party's receipt of the Dispute Notice. If the Parties are unable to resolve such dispute within such thirty (30) calendar day period, then the dispute shall be determined by arbitration in accordance with the provisions of Section 10.2 above. Provided, however, any amount not in dispute in respect of, as applicable, Seller's Damages or Purchaser's Damages shall be deemed to be accepted by the Parties, and the terminated Party shall pay such amount to the terminating Party within ten (10) calendar days following the expiration of such thirty (30) calendar day period.

12.7 Early Termination without Event of Default.

     (a) Each Party shall have the right to terminate this Agreement without liability of any kind to the other Party, effective immediately on delivery of Written notice of termination to the other Party, if:

          (i) by December 20, 2006, each board of directors of Sunoco, the parent company of Purchaser, and the Non-Affiliated Phase II Purchaser, in their respective sole discretion, do not approve this Agreement, subject to the contingencies set forth in subsections (ii) and (iii) of this Section 12.7(a);

          (ii) by January 31, 2007, Seller does not enter into Coal transportation and Coal blending agreement(s) with Norfolk Southern, and such agreement(s) are not approved in Writing by Purchaser and the Non-Affiliated Phase II Purchaser in their sole discretion; or

          (iii) by January 31, 2007, Purchaser and the Non-Affiliated Phase II Purchaser do not enter into Coke transportation agreement(s) with Norfolk Southern, which agreement(s) shall be acceptable to Purchaser and the Non-Affiliated Phase II Purchaser in their sole discretion.

     (b) Purchaser shall have the right to terminate this Agreement without liability of any kind to Seller, effective immediately on delivery of Written notice of termination to Seller, if:

          (i) subject to Seller Force Majeure Event(s), by June 30, 2007, Seller has not commenced construction of the Phase II Plant; or

          (ii) subject to Seller Force Majeure Event(s), by December 31, 2008, the Initial Operating Period has not commenced.

12.8 No Release of Accrued Obligations. No termination of this Agreement shall release either Party from any obligations (including those arising out of a breach of this Agreement) that may have accrued under this Agreement prior to such termination.

                                  ARTICLE XIII
                            Miscellaneous Provisions

13.1 Seller's Indemnification of Purchaser. Seller shall indemnify, defend and hold Purchaser, its Affiliates and their successors, assigns, officers, directors, employees and agents harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages (including, without limitation, reasonable attorney's fees and costs) incurred by any of them as a result of (a) the design, construction or operation of the Coke Plants and the Cogeneration Plant or (b) the infringement by the Phase II Plant and/or the Cogeneration Plant in whole or in part of any copyright, patent, trade secret or other proprietary right held by any third party.

13.2 Notices. All notices, requests and demands to or upon the Parties to be effective shall be in Writing. Except for invoices, such communications shall be addressed and directed to the Parties listed below as follows, or to such other address or recipient as either Party may designate in Writing:

     If to Seller to:                               If to Purchaser to:

     Haverhill North Coke Company, c/o              WCI Steel, Inc., c/o

     Sun Coke Company                               WCI Steel, Inc.
     Landmark Center, Suite N-600                   1040 Pine Avenue, SE
     1111 Northshore Drive                          Warren, OH 44483-6528
     Knoxville, TN 37919                            Attention:
     Attention:                                     Director of Purchasing
     Vice President and General Counsel
     Senior Vice President - Business Development
     FAX: (865) 558-3280                            FAX  - (330) 841-8900
     Confirm: (865) 558-0300                        Confirm: - (330) 841-8883

13.3 No Consequential or Exemplary Damages; Exclusive Remedies. EXCEPT AS RESPECTS SELLER'S DAMAGES AND PURCHASER'S DAMAGES, NEITHER SELLER, PURCHASER NOR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNEES SHALL BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES IN RESPECT OF EXISTING OR FUTURE LOST PROFITS) OR EXEMPLARY DAMAGES IN RESPECT OF ANY BREACH(ES) OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY BREACH(ES) OF THE WARRANTIES OR GUARANTEES HEREUNDER) OR OTHERWISE. EXCEPT FOR EQUITABLE RELIEF, THE REMEDIES OF THE PARTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE.

13.4 Governing Law. This Agreement shall be construed in accordance with and governed by, the laws of the State of New York without regard to its conflicts of law provisions, and the rights and remedies of the Parties hereunder will be determined in accordance with such laws.

13.5 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions of this Agreement.

13.6 Entire Agreement. This Agreement, including Appendix A and the Schedules attached hereto, constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties regarding the transactions contemplated by, and the subject matter of, this Agreement. The provisions of this Agreement shall not be reformed, altered, or modified in any way by any practice or course of dealing prior to or during the term of the Agreement, and can only be reformed, altered, or modified by a Writing signed by authorized representatives of the Parties. The Parties specifically acknowledge that they have not been induced to enter into this Agreement by any representation, stipulation, warranty, agreement, or understanding of any kind other than as expressed in this Agreement.

13.7 Survival. The obligations of the Parties pursuant to Article X, Sections 8.2, 11.4, 11.5, 12.3, 12.4, 12.5, 12.7, 13.1, 13.2, 13.3, 13.4, 13.5 and 13.6
shall survive the termination of this Agreement.

13.8 Captions. The captions and headings in this Agreement are for convenience of reference purposes only and have no legal force or effect. Such captions and headings shall not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

13.9 Construction of Agreement. This Agreement shall be construed as a contract of purchase and sale of goods.

13.10 Independent Contractor. Neither Party is the partner, legal representative or agent of the other Party, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind implied, against or in the name or on behalf of the other Party.

13.11 Waivers and Remedies. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect. Except as otherwise expressly limited in this Agreement, all remedies under this Agreement shall be cumulative and in addition to every other remedy provided for herein or by law.

13.12 Assignment. No Party shall assign or delegate any of its rights or obligations under this Agreement to any Enterprise, including to any Affiliate of a Party, or sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets without the prior Written consent of such other Party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Purchaser shall have the right to sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets without the prior Written consent of Seller; provided that any such sale, lease, transfer or other disposition shall be conditioned upon and is subject to the full assumption by the assignee of any and all rights and obligations hereunder of Purchaser, in which case such assignment of this Agreement shall not require Seller's prior Written consent. The Agreement shall bind and inure to the benefit of Purchaser and Seller and their respective permitted successors and assigns. The Agreement shall bind and inure to the benefit of Purchaser and Seller and their respective permitted successors and assigns.

13.13 Sale of Coke by Purchaser. Seller agrees and acknowledges that nothing in this Agreement is intended to or shall prohibit Purchaser from re-selling to any third party any Coke Tonnage purchased by Purchaser from Seller under this Agreement at Purchaser's sole cost and expense.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

HAVERHILL NORTH COKE COMPANY            WCI STEEL, INC.


By: /s/ M.H.R. Dingus                   By: /s/ Thomas J. Gentile
    ---------------------------------       ------------------------------------
Name: M.H.R. Dingus                     Name: Thomas J. Gentile
Title President                         Title: Vice President Development

                                   APPENDIX A
                                   DEFINITIONS

The definitions of certain capitalized terms are as follows:

     "Actual O&M Component" has the meaning set forth in Section 3.3(h).

     "Affiliate" means any Enterprise that directly or indirectly controls, or is controlled by, or is under common control with any Party. For purposes of this definition, "control" of an Enterprise means the power, directly or indirectly, either (a) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Party or Enterprise; or (b) to direct or cause the direction of the management and policies of such Party or Enterprise, whether by ownership interest, contract or otherwise.

     "Agreement" is the Coke Purchase Agreement between the Parties dated November 21, 2006, together with all Written amendments, revisions and modifications hereof made pursuant to Section 13.6.

     "Approved O&M Expenses" has the meaning set forth in Section 3.3(g).

     "ASTM Standards" means procedures and standards adopted or approved by the American Society for Testing and Materials.

     "Bankrupt" means, with respect to any Party, or to any Enterprise to which this Agreement is Assigned, that such Party or Enterprise:

     (a) has applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

     (b)  has made a general assignment for the benefit of its creditors;

     (c) has commenced a voluntary case under any bankruptcy code, as now or hereafter in effect ("Bankruptcy Code");

     (d) has filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts;

     (e) has taken any action for the purpose of effecting any of the foregoing; or

     (f) is a defendant, respondent or alleged debtor in, or has otherwise had commenced against it, in any court of competent jurisdiction, a proceeding or case under the Bankruptcy Code or a case seeking:

          (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts;

          (ii) the appointment of a trustee, receiver, custodian, liquidator or the like, of such Party or Enterprise or of all or any substantial part of its property; or

          (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts;

          and such proceeding or case shall have continued undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall have been entered and shall have continued unstayed and in effect, for a period of sixty (60) or more calendar days; or an order for relief against such Party or Enterprise shall have been entered in a case under the Bankruptcy Code.

     "Base Case Coal Blend" means a Coal Blend having a volatile matter content of [*****]% and a moisture content of [*****]%.

     "Breeze" means breeze and nut coke (approx. 3/4" x 0).

     "By-Products" means all output of the Coke Plants excluding blast furnace coke, but including breeze, nut coke, waste heat, steam and electricity and any other products produced at the Coke Plants.

     "Calendar Year" means a calendar year commencing on January 1st and ending on December 31st.

     "Coal(s)" are metallurgical coking coals that are reliable and readily available for use in any actual or proposed Coal Blend.

     "Coal Blend(s)" means, as applicable, each coal blend or coal blends selected pursuant to Sections 4.1 and 4.2 and, as applicable, any coal blend or coal blends selected by Seller pursuant to Section 4.3.

     "Coal Blend Standards" are the standards for selecting the Coal Blends. Those standards require that each Coal Blend (i) consists of not more than four
(4) Coals; (ii) consists of Coals having a minimum FSI of 6; (iii) actually produces Coke that will reasonably conform to "target" Guaranteed Quality Standards set forth in Schedule 5.2 or any successor standards; (iv) has a volatile matter component of not less than [*****] ([*****]%) and not more than [*****] ([*****]%); (v) allows for safe, reliable and efficient operation of the Coke Plants; and (vi) allows for the operation of the Coke Plants in accordance with Governmental Requirements.

     "Coal Costs" has the meaning set forth in Section 3.4(a).

     "Coal Cost Component" has the meaning set forth in Section 3.4(c).

     "Coal Handling Losses" are losses associated with the storage and handling of the Coals, shall be deemed to equal [*****]% ([*****]), and shall be determined in the manner set forth in Section 3.4(c).

     "Code" has the meaning set forth in Section 3.8.

     "Cogeneration Plant" means the equipment and facilities used to process steam into electricity located downstream of the heat recovery steam generators for the Phase II Plant.

     "Cogeneration Plant GMACE" has the meaning set forth in Section 8.2.

     "Coke" means blast furnace coke that is produced at the Coke Plants, and that is delivered by Seller to Purchaser pursuant to this Agreement. Coke does not include any Breeze.

     "Coke Delivery Point" has the meaning set forth in Section 7.1.

     "Coke Plants" refers, collectively, to the Phase I Plant and the Phase II Plant.

     "Coke Plants Targeted Coke Production" is the Purchaser Targeted Coke Production multiplied by 4.4.

     "Coke Supply and Purchase Obligation" is the Tonnage of Coke and (as applicable) Third Party Supplied Coke that Seller is obligated to deliver to Purchaser, and the Tonnage of Coke and Third Party Supplied Coke that Purchaser is obligated to accept and purchase from Seller, as set forth in Section 6.3(a) and Schedule 6.3(a).

     "Contract Price" has the meaning set forth in Section 3.1.

     "Contract Year" means each respective Calendar Year transpiring during the Term following the Initial Year.

     "CSR" means coke strength after reaction.

     "Dispute Notice" has the meaning set forth in Section 12.6(a).

     "Dispute Period" has the meaning set forth in Section 3.3(c).

     "Due Date" has the meaning set forth in Section 3.7(e).

     "Effective Date" has the meaning set forth in the introductory paragraph to this Agreement.

     "Enterprise" means individual, firm, company, partnership, limited partnership, limited liability partnership, limited liability corporation, corporation, association, trust, or other enterprise.

     "Equitable Relief" means, in the context of the exercise or prosecution of claims or causes of actions, any claim or cause of action for immediate relief (such as a Seller's remedies to stop goods in transit, withhold or refuse delivery, reclaim or replevy goods and resell goods), or in respect of equitable relief (such as, without limitation, temporary and permanent injunctive relief, and specific performance).

     "Fixed Price Component" has the meaning set forth in Section 3.2.

     "Forecast" has the meaning set forth in Section 3.3(b).

     "Forecasted O&M Component" has the meaning set forth in Section 3.3(g).

     "Forecasted O&M Allocation Formula" has the meaning set forth in Section 3.3(g).

     "Government Mandated Additional Capital Expenditures" means capital expenditures affecting the Coke Plants and/or, as applicable, the Cogeneration Plant for which an equally reliable and safe non-capital expenditure alternative by itself is not reasonably available and economically feasible and which are required due to changes in Governmental Requirements made after the date of this Agreement (or with respect to compliance standards not reasonably ascertainable as of the date of this Agreement).

     "Government Mandated Additional Expenses" are the actual operating or maintenance expenses affecting the Coke Plants and/or, as applicable, the Cogeneration Plant, as well as all economic impacts other than those that require additional capital, which are required due to changes in Governmental Requirements made after the date of this Agreement (or with respect to compliance standards not reasonably ascertainable as of the date of this Agreement).

     "Government Mandated Additional Expenditures" means, collectively, Government Mandated Additional Capital Expenditures and Government Mandated Additional Expenses.

     "Governmental Authority" means any federal, state or local government, and political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions having or pertaining to government.

     "Governmental Requirements" means any applicable law, regulation and regulatory order (and any official interpretations thereof) of any Governmental Authority in respect of the operation of the Coke Plants and/or, as applicable, the Cogeneration Plant, including (without limitation) any such law, regulation or regulatory order relating to environmental compliance by Seller with respect to the operation of the Coke Plants and/or, as applicable, the Cogeneration Plant.

     "Guaranteed Coke Yield Percentage" has the meaning set forth in Section 3.4(e).

     "Guaranteed O&M Component" has the meaning set forth in Section 3.3(a).

     "Guaranteed Quality Standards" are the guaranteed quality parameters for Coke set forth in Schedule 5.2.

     "Guidelines" has the meaning set forth in Section 3.3(b).

     "Incidental Damages" are (in the case of Seller) incidental damages as defined in NY UCC Section 2-710, and (in the case of Purchaser) as defined in NY UCC Section 2-715. With respect to Seller, such damages specifically include, without limitation, reasonable storage and re-screening costs and degradation and handling losses incurred by Seller in connection with the stockpiling of Coke or Third Party Supplied Coke.

     "Index Formula" is the percentage increase or, as applicable, decrease in the [*****] Index - [*****] (Series Id: [*****]) published by the United States Department of Labor, Bureau of Labor Statistics, or any inflation index that succeeds or replaces it for the twelve (12) most recent Months of available data preceding the commencement of the applicable Contract Year.

     "Initial O&M Component" has the meaning set forth in Section 3.3(a).

     "Initial Operating Period" means the period from the commencement of Coke production at the Phase II Plant through the last day of the Month following the date Seller notifies Purchaser in Writing that the Phase II Plant has demonstrated the commercial capability of producing Coke at the full production level of the capacity of the Phase II Plant.

     "Initial Year" means the calendar year (namely, through December 31st) during which the Initial Operating Period expires.

     "Interest Rate" means an interest rate equal to [*****]% above the rate announced by Chase Manhattan Bank as its [*****] at the date of accrual of the late payment.

     "IRS means the Internal Revenue Service of the United States Department of the Treasury.

     "Manifest Error" means an arithmetical or other error that is readily apparent.

     "Mitigation Proceeds" means the sum of the:

     (A) Net profits, if any, arising from actual third party Coke sales as of the effective date of termination of this Agreement by Seller pursuant to
     Section 12.4, plus

     (B) The present value, discounted at the rate of [*****] percent ([*****]%) per annum, of the net profits, if any, that can be reasonably estimated in respect of third party Coke sales from the effective date of termination of this Agreement by Seller pursuant to Section 12.4, through the date the Term would have expired but for the termination of this Agreement by Seller pursuant to Section 12.4.

     Such net profits are the difference, if any, between (i) sales proceeds arising from third party Coke sales plus any costs and expenses saved by Seller in connection therewith, minus (ii) the sum of (y) the product of
     (i) the Contract Price less the Fixed Price Component of the Contract Price multiplied by (ii) the Coke Tonnage that is sold to such third parties, plus (z) any other Incidental Damages incurred by Seller.

     "Moisture Adjusted Coal Blend Tonnage" has the meaning set forth in Section 3.4(c).

     "Month(s)" or "Monthly", as applicable, refers to each calendar Month, beginning at 12:00 midnight on the last day of the preceding Month and ending at 12:00 midnight on the last day of such calendar Month, transpiring in whole or in part during the Term.

     "Non-Affiliated Phase II Purchaser" is Severstal North America, Inc., or its successor(s) in interest.

     "Nonconforming Coke" has the meaning set forth in Section 5.2(c).

     "Norfolk Southern" has the meaning set forth in Section 3.4(a).

     "O&M Expenses" means all costs, expenses and fees incurred by Seller in respect of operating and maintaining the Coke Plants and the Cogeneration Plant, and in complying with the Coke delivery and supply obligations of Seller under this Agreement, plus all Taxes in respect of all such costs, expenses, and fees, plus property taxes in respect of the Coke Plants. O&M Expenses include, without limitation, Government Mandated Additional Expenses.

     "Parties" means Purchaser and Seller.

     "Party" means either Purchaser or Seller, depending upon the context in which the term is used.

     "Payment Default" means any failure by (i) Purchaser to pay Seller in accordance with Article III (including the payments in respect of the Contract Price and the adjustments thereto), Section 6.3, Section, 10.2(c), or Article VIII, or (ii) Seller to pay Purchaser in accordance with Section 3.10 or Section 10.2(c).

     "Phase I Plant" has the meaning set forth in Section 1.2(a).

     "Phase II Plant" has the meaning set forth in Section 1.2(b).

     "Phase II Coke Production" is the Coke Supply and Purchase Obligation multiplied by 2.2.

     "Presumed O&M Component" has the meaning set forth in Section 3.3(c).

     "Presumed O&M Expenses" has the meaning set forth in Section 3.3(c).

     "Price Discount" has the meaning set forth in Section 5.2(c).

     "Production Capacity Liability Limitation" has the meaning set forth in
Section 6.4.

     "Production Shortfall" has the meaning set forth in Section 6.4.

     "Prudent Operating and Maintenance Practices" means the practices, methods, standards and procedures generally accepted and followed by a prudent, diligent, skilled and experienced manager and operator acting in accordance with standards generally utilized in the United States, with respect to the management, operation and maintenance of manufacturing facilities having similar characteristics to the Coke Plants and the Cogeneration Plant which, at the particular time in question, in the exercise of reasonable judgment and in light of facts then known or that reasonably should have been known at such time, would be expected to accomplish the desired results and goals, including such goals as efficiency, reliability, economy and profitability, in a manner consistent with Governmental Requirements.

     "Purchaser" has the meaning set forth in the introductory paragraph to this Agreement.

     "Purchaser Coke Production Allocation" has the meaning set forth in Section 6.3(a).

     "Purchaser's Damages" means the sum of (i) any amounts due by Seller to Purchaser under this Agreement as of the effective date of its termination, plus
(ii) the present value, discounted at the rate of [*****] percent ([*****]%) per annum, of the difference (if any) between (y) the price of Purchaser Obtained Coke f.o.b. the Coke Delivery Point, and (z) either (A) the Contract Price that would have been payable by Purchaser to Seller for [*****] Tons of Coke for all complete or partial Contract Years that would have remained in the Term but for the termination of this Agreement (provided, for such Contract Years having less than 365 days, the foregoing amount is to be multiplied by a fraction, the numerator of which is the number of calendar days in such Contract Year, and the denominator of which is 365); or (B) as applicable, the balance, if any, payable by Seller to Purchaser in respect of a Production Capacity Limitation. Such Contract Price will be determined based upon the assumed utilization of the Base Case Coal Blend and a reasonable market value estimation of the Coal Cost Component in respect of such Base Case Coal Blend.

     "Purchaser Default" has the meaning set forth in Section 12.1.

     "Purchaser Force Majeure Event(s)" has the meaning set forth in Section
9.2.

     "Purchaser Freight Cost" means the freight cost in respect of such Shipment.

     "Purchaser Obtained Coke" means coke obtained by Purchaser that is required to make up for any shortfall in Seller's delivery of Coke in respect of the minimum range of the Coke Supply and Purchase Obligation, and in respect of Third Party Supplied Coke.

     "Purchaser Targeted Coke Production" means (i) as respects the Base Case Coal Blend, [*****] ([*****]) Tons of Coke or, as applicable, Third Party Supplied Coke, and (ii) as respects each Coal Blend that contains a volatile matter content percentage which varies from the Base Case Coal Blend, the Coke Tonnage provided for in the corresponding volatile matter content percentage set forth in the attached and incorporated Schedule 6.3(a).

     "Qualified Bank" means a financial institution having, at the time of determination for purposes of this Agreement, a credit rating of at least "A" by Standard & Poor's Corporation or at least "A2" by Moody's Investors Service.

     "Realized Value" has the meaning set forth in Section 3.8.

     "Section(s)" are, unless otherwise indicated, the sections and subsections of the Articles contained in this Agreement.

     "Section 45 Credits" has the meaning set forth in Section 3.8.

     "Seller" has the meaning set forth in the introductory paragraph to this Agreement.

     "Seller Default" has the meaning set forth in Section 12.2.

     "Seller Force Majeure Event(s)" has the meaning set forth in Section 9.1.

     "Seller's Damages" include (i) any amounts due by Purchaser to Seller under this Agreement as of the effective date of termination; (ii) the present value, discounted at the rate of [*****] ([*****]%) per annum, of (y) the product of
(A) Fixed Price Component of the Contract Price multiplied by (B) [*****] ([*****]) for each complete or partial Contract Year that would have remained in the Term but for the termination of this Agreement (provided, for such Contract Years having less than 365 days, the foregoing amount is to be multiplied by a fraction, the numerator of which is the number of calendar days in such Contract Year, and the denominator of which is 365) plus (z) (as applicable) Taxes thereon; and (iii) the balance of all of the remaining Government Mandated Additional Capital Expenditures that would be payable by Purchaser but for such termination. (If the Agreement is terminated prior to or during the Initial Year, then the Fixed Price Component shall be multiplied by fifteen (15) Contract Years.)

     "Shipment" means the release of a full trainload of Coke or, as applicable, Third Party Supplied Coke that is to be delivered to Purchaser at Purchaser's coke unloading facility located at the Warren Plant.

     "Site" has the meaning set forth in Section 1.2(a).

     "Sunoco" means Sunoco, Inc., which is the indirect parent company of Seller.

     "Taxes" means any tax imposed by any Governmental Authority in the form of sales, use, excise, value added, environmental, gross receipts or franchise tax (except for property taxes related to the Coke Plants or the Cogeneration Plant, or taxes based on or measured by the net income or net worth of Seller), state and local product tax, state and local inspection fees, or similar taxes, assessments, or fees. If the purchase of any Coke by Purchaser is exempt from sales or use tax, then Purchaser shall furnish Seller with a valid exemption certificate in form and content reasonably acceptable to Seller. If any exemption is subsequently denied by any Governmental Authority, and as a result Seller is assessed for such sales or use tax, then Purchaser shall reimburse Seller for such Taxes including all interest and penalties associated therewith.

     "Term" has the meaning set forth in Article II.

     "Third Party Supplied Coke" means coke obtained from sources other than Seller, and includes coke obtained from Seller's Affiliates.

     "Ton" or "Tonnage" means a "short" ton of two thousand (2,000) pounds of Coal or Coke, as the case may be.

     "Warren Plant" is Purchaser's steel plant located in Warren, Ohio.

     "Written" or "in Writing" means any form of written communication or a communication by means of e-mail, telex, telecopier device, telegraph or cable, overnight courier, or registered or certified mail (postage prepaid and return receipt requested), and shall be deemed to have been duly given or made upon receipt, or in the case of any electronic transmission, when confirmation of receipt is obtained.

                                  Schedule 5.2
                          Guaranteed Quality Standards

                                Threshold for Quality   Contract Price Adjustment    Reject
     Categories        Target         Adjustment                (Pro-Rata)          Standard
     ----------        ------   ---------------------   -------------------------   --------
   Ash (Dry Basis)      8.50%         >[*****]%           $[*****]/Ton for each     >[*****]%
                                                           1.00% over Threshold

Volatile Matter (Dry    0.70%         >[*****]%           $[*****]/Ton for each     >[*****]%
       Basis)                                              0.1% over Threshold

    Total Sulfur        0.75%         >[*****]%           $[*****]/Ton for each     >[*****]%
     (Dry Basis)                                           0.10% over Threshold

     Phosphorous         N/A          >[*****]%           $[*****]/Ton for each        N/A
     (Dry Basis)                                           0.01% over Threshold

         CSR              61             N/A                       N/A                 N/A

      Stability           61          <[*****]/                                     <[*****]%
                                      >[*****]            Refer to the Stability
                                                            Penalty and Credit

  Total Moisture(%)      5.0%         >[*****]%           $[*****]/Ton for each     >[*****]%
                                                           1.00% over Threshold

   Size: Minus 3/4"      3.0%         >[*****]%           $[*****]/Ton for each     >[*****]%
                                                            1.0% over Threshold

Stability Penalty and Credit - For each one (1) point variation in respect of Coke Tonnage that contains less than [*****] Stability, the Contract Price will be decreased by $[*****] for such Coke Tonnage. For each one (1) point variation in respect of Coke Tonnage that contains more than [*****] Stability, the Contract Price will be increased by $[*****] for such Coke Tonnage. For Coke that measures between [*****] Stability and [*****] Stability, there shall be no adjustment to the Contract Price.

Pro- Rata Adjustments:

For ash, volatile matter, moisture and size, any percentage over (or under, in the case of Size:) the threshold amount shall be pro-rated for each one-one hundredth (1/100) percentage point increment exceedance. By way of example, a volatile matter percentage of [*****]% will result in a Contract Price decrease of $[*****].

For sulfur and phosphorous, any percentage over the threshold amount shall be pro-rated for each one-one thousandth (1/1000) percentage point increment. By way of example, a phosphorus percentage of [*****]% will result in a Contract Price decrease of $[*****].

For stability, each one-tenth (1/10) point increase in stability greater than [*****] will result in a Contract Price increase of $[*****]; each one-tenth (1/10) point decrease in stability less than [*****] will result in a Contract Price decrease of $[*****].

Sampling:

Moisture, sulfur, ash, volatile matter and stability will be tested and analyzed on a daily basis, and the results thereof shall be arithmetically averaged, on a Shipment basis.

Size will be tested and analyzed based upon composite sampling of each Shipment.

CSR and phosphorus shall be determined based upon testing and analysis of monthly composite samples.

                                 Schedule 6.3(a)
                       Coke Supply and Purchase Obligation

Coal Blend Volatile Matter   [***]   [***]   [***]   [***]   [***]   [***]   [***]   [***]   [***]
Purchaser Targeted Coke
   Production (Tons)         [***]   [***]   [***]   [***]   [***]   [***]   [***]   [***]   [***]

                                  Schedule 8.2
         Government Mandated Additional Capital Expenditures (Examples)

                Example 1: Government Mandated Additional Capital
                Expenditures, Excepting Cogeneration Plant GMACE

Commencement of first Contract Year:                               01/01/09
End of Term:                                                       12/31/24
Completion Date for Government Mandated
Additional Capital Expenditures:                                    4/30/18
Number of partial or complete Contract Years Remaining the Term:       6.67
Amortization Period (greater of 7 years or the
   remainder of the Term):                                             7.00
Interest Rate (pre-tax):                                            [*****]%
Cost of Applicable Government Mandated
   Additional Capital Expenditure:                                 $[*****](1)
Monthly Amortized Cost:                                            $[*****]
Monthly Amortized Cost payable by Purchaser                        $[*****](2)
Unamortized Balance at End of Initial Term                         $[*****]

                       Example 2: Cogeneration Plant GMACE

Commencement of first Contract Year:                               01/01/09
End of Term:                                                       12/31/24
Completion Date for Government Mandated
   Additional Capital Expenditures:                                 4/30/18
Number of partial or complete Contract YeaRemaining the Term:          6.67

----------
(1) As set forth in Section 8.2, the first $[*****] of Government Mandated Additional Expenditures are not allocable to Purchaser. This example assumes that the first $[*****] of Government Mandated Additional Expenditures has already been expended.

(2)  Derived from multiplying $[*****] by [*****]%.

Amortization Period (greater of 7 years or the
   remainder of the Term):                                            7.00
Interest Rate (pre-tax):                                            [*****]%
Cost of Applicable Government Mandated
   Additional Capital Expenditure:                                 $[*****](3)
Monthly Amortized Cost:                                            $[*****]
Monthly Amortized Cost payable by Purchaser                        $[*****](4)
Unamortized Balance at End of Initial Term                         $[*****]

----------
(3) As set forth in Section 8.2, the first $[*****] of Government Mandated Additional Expenditures are not allocable to Purchaser. This example assumes that the first $[*****] of Government Mandated Additional Expenditures has already been expended.

(4)  Derived from multiplying $[*****] by [*****]%.